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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


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                                                           NINE MONTHS ENDED                  THREE MONTHS ENDED
                                                      ------------------------------------------------------------
                                                             SEPTEMBER 30,                       SEPTEMBER 30,
                                                         2002             2001                2002          2001
                                                      ------------------------------------------------------------
INCOME
Net income                                             $2,156,926     $ 2,282,194         $  659,374     $ 842,135
Less: preferred stock dividend requirements             1,350,675       1,350,675            450,225       450,225
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Net income applicable to common stock                  $  806,251     $   931,519         $  209,149     $ 391,910

SHARES
Weighted average number of common shares outstanding       22,077          22,077             22,077        22,077

NET INCOME PER COMMON SHARE                            $    36.52     $     42.19         $     9.47     $   17.75
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